Filed Pursuant to Rule 424(b)(3)
File Number 333-149881

Sticker to Prospectus

October 8, 2009

The prospectus for LEAF Equipment Finance Fund 4, L.P. consists of this sticker, the prospectus dated August 12, 2008 and Cumulative Supplement No. 3 dated August 21, 2009. The primary purpose of the cumulative supplement is to provide the status of the offering and update the prospectus, including providing updated financial statements for us and our general partner and updated prior performance tables.

In addition, effective as of October 7, 2009, Ms. Tonya Zweier resigned as our general partner’s chief accounting officer to pursue other business opportunities. Mr. Robert K. Moskovitz, our general partner’s chief financial officer, will retain his current position and also assume the role of chief accounting officer. Mr. Moskovitz previously held both positions for our general partner before Ms. Zweier was hired by our general partner. Ms. Zweier has agreed to serve as a consultant on a short-term basis to assist with our general partner’s transition.

This sticker and Cumulative Supplement No. 3 form a part of, and must be accompanied or preceded by, the prospectus.

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